EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of Exa Corporation of our report dated April 6, 2012 except for the change in the presentation of comprehensive income discussed in Note 3, as to which the date is May 24, 2012, and except for the effects of the reverse stock split described in Note 18, as to which the date is June 8, 2012 relating to the financial statements of Exa Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 18, 2012